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                                                                    EXHIBIT 11.1

                                 SPECTRX, INC.
                         COMPUTATION OF LOSS PER SHARE
                     (in thousands, except per share data)




                                        Three Months               Six Months
                                       Ended June 30,             Ended June 30,
                                       --------------             -------------
                                       1996      1997             1996     1997
                                       ----      ----             ----     ----

Primary and Fully Diluted
Pro Forma Net Loss                   $ (753)   $ (1,212)     $ (1,426)  $(2,461)


Weighted average Common Stock
outstanding during the period         1,532     1,532         1,532      1,532
Cheap Stock (1)                       1,537     1,537         1,537      1,537
                                     -------------------     ------------------
Total                                 3,069     3,069         3,069      3,069
                                     -------------------     ------------------
                                     -------------------     ------------------


Per Share Amount                    $ (0.25)  $ (0.39)      $ (0.46)   $ (0.80)




(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented, regardless of whether they are antidilutive.